                                                                      EXHIBIT 12

                       PUBLIC SERVICE COMPANY OF COLORADO
                                AND SUBSIDIARIES

                  COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS
                          TO CONSOLIDATED FIXED CHARGES

                 (NOT COVERED BY REPORT OF INDEPENDENT AUDITOR)

                                                                                          YEAR ENDED DECEMBER 31,
                                                                         ---------------------------------------------------------
                                                                           2002        2001        2000        1999         1998
                                                                         ---------   ---------   ---------   ---------   ---------
                                                                                        IN THOUSANDS, EXCEPT RATIOS
EARNINGS:
  Net income                                                             $ 264,680   $ 273,033   $ 196,128   $ 204,265   $ 200,103
  Provisions for Federal and state taxes on income                         128,686     132,501     102,770      96,574     101,494
  Fixed charges as below                                                   237,765     226,651     244,952     234,544     210,539
  Less: Undistributed equity in earnings of unconsolidated affiliates           --          --          --          --          --
                                                                         ---------   ---------   ---------   ---------   ---------
    Total                                                                $ 631,131   $ 632,185   $ 543,850   $ 535,383   $ 512,136
                                                                         =========   =========   =========   =========   =========

FIXED CHARGES:
  Interest charges, excluding AFC -- debt                                $ 223,021   $ 211,451   $ 229,752   $ 219,344   $ 200,828
  Distributions on redeemable preferred securities of subsidiary trust      14,744      15,200      15,200      15,200       9,711
                                                                         ---------   ---------   ---------   ---------   ---------

    Total                                                                $ 237,765   $ 226,651   $ 244,952   $ 234,544   $ 210,539
                                                                         =========   =========   =========   =========   =========

RATIO OF EARNINGS TO FIXED CHARGES                                             2.7         2.8         2.2         2.3         2.4
                                                                         =========   =========   =========   =========   =========
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